EXHIBIT 99.1

NEWS RELEASE

For more information:

David Doolittle

Refocus Group	Refocus Group, Inc.
404-879-9266	10300 North Central Expressway, Suite 104
ddoolittle@refocus-group.com	Dallas, TX 75231

Refocus Group Announces Completion of

Reverse and Forward Stock Splits in “Going Private” Transaction

DALLAS, Dec. 6, 2005 – Refocus Group, Inc. (OTC BB: RFCS.OB, www.refocus-group.com), a medical device company engaged in the research and development of treatments for eye disorders, announced today that the 1-for-2,000 reverse stock split and the 2,000-for-1 forward stock split of its outstanding common stock, which was approved by the written consent of stockholders owning a majority of the voting stock, became effective as of 6:00 p.m. and 6:01 p.m., respectively, on Nov. 30, 2005, as the result of filing Certificates of Amendment to its Certificate of Incorporation with the Secretary of State of Delaware.

As a result of the reverse stock split, the company has fewer than 300 holders of record of common stock, permitting the company to terminate the registration of its common stock with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. The company intends to file for termination of such registration on Dec. 9, 2005 to complete the process of “going private,” after which time the company will no longer be subject to SEC reporting requirements and is not required to provide public disclosures of financial or other information. However, the company currently intends to continue to provide limited financial and other information to its continuing shareholders. Refocus Group has taken this action in order to focus its resources on developing its business and its unique technologies for the treatment of eye disorders.

Refocus Group’s exchange agent, Securities Transfer Corporation, will send a letter of transmittal to the holders of fractional shares of common stock on or about Dec. 9, 2005. Stockholders who held fewer than 2,000 shares of common stock immediately prior to the reverse stock split will receive $0.35 for each pre-split share in cash after surrendering their stock certificates to the exchange agent. As a result of the reverse stock split, those holders are no longer stockholders of the company. Stockholders who held 2,000 or more shares before the transaction will not be affected in terms of the number of shares of common stock held before or after the reverse and forward stock splits, nor will they receive cash for any portion of their shares.

About Refocus Group

Refocus Group (OTC: RFCS.OB, www.refocus-group.com) is a Dallas-based medical device company engaged in the research and development of treatments for eye disorders. Refocus holds about 90 domestic and international pending applications and issued patents, the vast majority directed to methods, devices and systems for the treatment of presbyopia, ocular hypertension and primary open-angle glaucoma.

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